Exhibit 99.1

MIDDLESEX WATER COMPANY ANNOUNCES 2016

FOURTH QUARTER AND YEAR-END RESULTS

ISELIN, NJ, March 3, 2017 - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today reported financial results for the fourth quarter and year ended December 31, 2016.

Highlights

▪	Net Income of $22.7 million, up 13.6%.
▪	Revenue growth of 5.5% to $132.9 million
▪	Diluted Earnings per share up $ 0.16 or 12.9%

2016 Operating Results

Consolidated operating revenues increased to $132.9 million for the year ended December 31, 2016, up from $126.0 million in 2015. The $6.9 million increase was primarily due to:

•	$6.1 million of increased revenues in our New Jersey Systems due to the 2015 and 2016 New Jersey Board of Public Utilities approved rate increases, higher Contract customer demand and favorable weather conditions ; and
•	$0.8 million of growth related revenues in our Delaware Systems.

Operations and maintenance expenses for the year ended December 31, 2016 increased $0.4 million from the same period in 2015. This increase reflects a $1.6 million increase in labor costs due to company-wide higher average labor rates, additional employees to meet new regulatory and other operational needs, incentive compensation and $0.3 million in costs associated with Middlesex’s water main asset condition assessment program. Offsetting these increases were a $1.3 million decrease in employee benefit expenses due primarily to lower retirement plan costs and $0.2 million of lower costs due to reduced water main break repair activity in our Middlesex System.

Earnings applicable to common stock for the year ended December 31, 2016 were $22.6 million, or $1.38 per share on a fully diluted basis, compared to $19.9 million or $1.22 per diluted share in 2015.

Middlesex President and Chief Executive Officer Dennis W. Doll said, “Our employees continued to deliver for our customers and shareholders in 2016 through a number of operational improvements, enhanced service quality, a heightened focus on our asset management program and customer growth. As we enter our 120th year in business, Middlesex Water is focused on implementing various infrastructure investments that will help ensure safe drinking water now and well into the future.”

Fourth Quarter 2016 Results

For the three month period ended December 31, 2016, operating revenues were $31.8 million, up 2.9% from $30.9 million for the same period in 2015. Operations and maintenance expenses were $17.3 million, up 7.7% from $16.1 million for the same period in 2015. This increase is due primarily to higher incentive based compensation costs and our water main asset condition assessment program. During the fourth quarter, the Company recorded a pre-tax charge to Other Expense of $1.9 million in connection with its investment in a renewable energy joint venture (RGRME). RGRME identified that significant additional investment was required to optimize the liquid waste disposal and biogas electric generation process. Middlesex concluded that RGRME’s inability to effectively operate the renewable energy system without significant additional investment would impair its ability to generate enough cash flow to cover its current and future operating and debt service obligations. Net income declined to $3.2 million from $4.6 million for the same period in 2015.

Quarterly Dividend Declared

As previously announced in February 2017, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.21125 per common share which was paid on March 1, 2017 to shareholders of record as of February 13, 2017. This is the second quarterly dividend payment following a 6.29% increase declared in October 2016. The Company has paid cash dividends continually since 1912 and increased its dividend for the forty-fourth consecutive year in 2016.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-754

	Years Ended December 31,		Quarters Ended December 31,
	2016	2015	2016	2015

Operating Revenues	$132,906	$126,025	$31,808	$30,925

Operating Expenses:
Operations and Maintenance	65,534	65,167	17,320	16,080
Depreciation	12,796	12,051	3,235	3,089
Other Taxes	13,944	12,967	3,407	3,296

Total Operating Expenses	92,274	90,185	23,962	22,465

Operating Income	40,632	35,840	7,846	8,460

Other Income (Expense):
Allowance for Funds Used During Construction	619	380	232	83
Other Income	662	208	18	58
Other Expense	(2,143)	(295)	(1,947)	(252)

Total Other Income, net	(862)	293	(1,697)	(111)

Interest Charges	5,293	5,554	1,452	1,496

Income before Income Taxes	34,477	30,579	4,697	6,853

Income Taxes	11,735	10,551	1,477	2,293

Net Income	22,742	20,028	3,220	4,560

Preferred Stock Dividend Requirements	144	144	36	36

Earnings Applicable to Common Stock	$22,598	$19,884	$3,184	$4,524

Earnings per share of Common Stock:
Basic	$1.39	$1.23	$0.20	$0.29
Diluted	$1.38	$1.22	$0.19	$0.28